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                                                                      EXHIBIT 10

                                THIRD AMENDMENT
                                       TO
                    DELL COMPUTER CORPORATION INCENTIVE PLAN

     Dell Computer Corporation, a Delaware corporation (the "Company"), hereby adopts an amendment to the Dell Computer Corporation Incentive Plan, dated June 22, 1994, as amended (the "Incentive Plan"), as specified below.

                                    RECITALS

     A. The Incentive Plan was submitted to, and approved by, the stockholders of the Company at the Company's annual meeting of stockholders held on June 22, 1994. Following such approval, the Incentive Plan was adopted by the Company effective June 22, 1994. The Incentive Plan was subsequently amended effective July 21, 1995 and November 30, 1995.

     B. The Board of Directors of the Company (the "Board"), acting by unanimous written consent in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL") and the Company's Bylaws, did duly adopt resolutions (1) approving the amendment to the Incentive Plan described herein (subject to the approval of such amendment by the stockholders of the Company), (2) directing that such amendment be submitted to the stockholders of the Company for consideration at the Company's annual meeting of stockholders held on July 18, 1997 and (3) directing that, upon approval and adoption of such amendment by the stockholders of the Company, the Incentive Plan be amended as described herein.

     C. The stockholders of the Company, acting at the Company's annual meeting of stockholders duly called and held on July 18, 1997 in accordance with the applicable provisions of the DGCL and the Company's Bylaws, did duly consent to, approve and adopt the amendment to the Incentive Plan described.

     Now, therefore, the Company hereby adopts the following amendment to the Incentive Plan.

     1. CALCULATION OF AUTHORIZED AND AVAILABLE SHARES. Sections 2.1, 2.2 and
2.3 of the Incentive Plan are hereby deleted and replaced in their entirety with the following:

          2.1  Maximum Amount of Shares. Subject to the provisions of Paragraph
     2.6 and Paragraph 11.1 of the Plan, the aggregate number of shares of Stock that may be issued or transferred pursuant to Awards under the Plan (the "Authorized Shares") shall be calculated as follows (with all references to "fiscal years" referring to fiscal years of the Corporation):

             (a) At any time from (and including) July 18, 1997 until (and including)the end of fiscal 1998, the number of Authorized Shares shall be 31,761,880.

             (b) At any time during any fiscal year (commencing with fiscal 1999 and ending with fiscal 2003), the number of Authorized Shares shall be equal to the sum of (1) the number of Authorized Shares as of the end of the immediately preceding fiscal year, plus (2) 4% of the total number of issued and outstanding shares of Stock as of the end of the immediately preceding fiscal year, plus (3) 4% of the total number of shares of Stock repurchased by the Corporation during the immediately preceding fiscal year, plus (4) the Performance Amount (as defined in subparagraph (d) of this Paragraph) for the immediately preceding fiscal year.

             (c) The number of Authorized Shares shall not be increased after fiscal 2003 unless such increase is approved by the Corporation's stockholders.

             (d) The "Performance Amount" for any fiscal year shall be calculated as follows:

                (1) If the Total Shareholder Return (as defined below) achieved by the Corporation during such fiscal year exceeds the average Total Shareholder Return achieved by the

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           companies included in the S&P Computer Systems Index during such fiscal year, the Performance Amount for such fiscal year shall be equal to the sum of (A) 1% of the total number of issued and outstanding shares of Stock as of the end of such fiscal year, plus
           (B) 1% of the total number of shares of Stock repurchased by the Corporation during such fiscal year.

                (2) If the Total Shareholder Return achieved by the Corporation during such fiscal year does not exceed the average Total Shareholder Return achieved by the companies included in the S&P Computer Systems Index during such fiscal year, the Performance Amount for such fiscal year shall be equal to zero.

     The term "Total Shareholder Return" for any period and for any company shall mean the number (expressed as a percentage) obtained by dividing (X) the sum of the amount of dividends for such period, assuming dividend reinvestment, and the difference between the price per share of such company's common stock at the end of the period and the price per share of such company's common stock at the beginning of the period, by (Y) the price per share of such company's common stock at the beginning of such period.

          2.2 Calculation of Available Shares. At any time, the number of shares that may then be issued or transferred pursuant to Awards under the Plan (the "Available Shares") shall be equal to the difference between (a) the number of Authorized Shares at such time and (b) the sum of (1) the number of shares of Stock subject to issuance upon exercise or settlement of then outstanding Awards, (2) the number of shares of Stock that equal the value of then outstanding Performance Units determined in each case as of the Date of Grant of each Award (other than Awards designated to be paid only in cash) and (3) the number of shares of Stock that have been issued upon exercise or settlement of outstanding Awards (except as otherwise provided in Paragraph 2.3).

          2.3 Restoration of Unused Shares. If Stock subject to any Award is not issued or transferred, or ceases to be issuable or transferable for any reason, including (but not exclusively) because an Award is forfeited, terminated, expires unexercised, is settled in cash in lieu of Stock or is exchanged for other Awards, the shares of Stock that were subject to that Award shall no longer be charged against the number of Authorized Shares in calculating the number of Available Shares under Paragraph 2.2 and shall again be included in Available Shares.

     2. REDUCTION IN AVAILABILITY OF STOCK AWARDS. Section 2.7 of the Incentive Plan is hereby amended by replacing the words "twenty-five percent" in such provision with the words "twenty percent."

     3. NO EFFECT ON OTHER PROVISIONS. Except as described in Paragraphs 1 and 2 above, the terms, conditions and provisions of the Incentive Plan shall remain in full force and effect and shall be unaffected by this amendment.

     4. EFFECTIVE DATE OF AMENDMENT. This amendment, and the changes to the provisions of the Incentive Plan effected hereby, shall be effective as of July 18, 1997.

     In witness whereof, the Company, acting by and through its duly authorized officer, has executed this instrument to be effective as of the date specified in Paragraph 4 above.

                                            DELL COMPUTER CORPORATION

                                            By:     /s/ MICHAEL S. DELL

                                              ----------------------------------
                                                       Michael S. Dell
                                                 Chairman and Chief Executive
                                                            Officer

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